Exhibit 99.1

Walker & Dunlop Announces

Record 2015 Results and Share Buyback

Company Sees Continued Strength in Core GSE Lending Platform

FOURTH QUARTER 2015 HIGHLIGHTS

•	Net income of $20.4 million, or $0.67 per diluted share, up 26% from Q4 '14
•	Total transaction volume of $4.7 billion, up 10% from Q4 '14
•	Total revenues of $121.4 million, up 8% from Q4 '14
•	Adjusted EBITDA[1] of $29.0 million, up 24% from Q4 '14
•	Servicing portfolio of $50.2 billion at December 31, 2015, up 14% from Q4’14

FULL YEAR 2015 HIGHLIGHTS

•	Net income of $82.1 million or $2.65 per diluted share, up 60% over 2014
•	Total transaction volume of $17.8 billion, up 56% over 2014
•	Total revenues of $468.2 million, up 30% over 2014
•	Adjusted EBITDA of $124.3 million, up 47% over 2014

Bethesda, MD – February 10, 2016 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported today fourth quarter and full year 2015 results and that its Board of Directors authorized the repurchase of up to $75 million in stock over the next year. Net income increased  26% from the fourth quarter 2014 to $20.4 million or $0.67 per diluted share. Total revenues were $121.4 million for the fourth quarter 2015, an 8% increase over the fourth quarter 2014.  Adjusted EBITDA for the fourth quarter 2015 was $29.0 million compared to $23.4 million for the fourth quarter 2014, a 24% increase. Net income for 2015 increased 60% to $82.1 million, or $2.65 per diluted share, from $51.4 million, or $1.58 per diluted share for 2014.  Total revenues for 2015 were $468.2 million, a 30% increase from 2014.  Adjusted EBITDA for 2015 was $124.3 million compared to $84.8 million in 2014, a  47% increase.

“Walker & Dunlop went public in 2010 to raise capital and build a scaled, national real estate finance platform in anticipation of the 2015 through 2017 refinancing wave.  Our record 2015 results reflect the tremendous success we have achieved in acquiring companies, hiring exceptional professionals, exceeding our clients’ expectations, and establishing one of the strongest brands in the industry," commented Willy Walker, Walker & Dunlop’s Chairman and CEO. "The current turmoil in the equity and debt capital markets presents opportunities for our company.  Our core GSE lending business, which represented 70% of our 2015 loan originations, will remain the go-to source of financing for owners of multifamily real estate. Our brokerage business, where we have grown originations at a 49% compound annual growth rate over the past four years, will continue to expand as hundreds of billions of dollars of commercial mortgages come up for refinancing.  And our loan servicing portfolio, which grew to $50 billion at the end of 2015 and is comprised of predominantly low-leverage, multifamily loans, will continue to kick-off increasing volumes of high-margin revenues over the coming years.”  Walker commented further, "We believe continued investment in commercial real estate, low interest rates, and a swell of maturing loans will propel our business for

ward in the coming years.   There is a great deal of excitement within our company, and I am deeply grateful to the entire W&D team for all our success in 2015."

FOURTH QUARTER 2015 OPERATING RESULTS

TOTAL REVENUES were $121.4 million for the fourth quarter 2015 compared to $112.6 million for the fourth quarter 2014, an 8% increase. The increase was driven by a  13% increase in mortgage servicing rights, which was a result of increased fixed rate lending with Fannie Mae during the fourth quarter 2015, and the 17% increase in servicing fees, which totaled $30.5 million for the fourth quarter 2015. Other revenues decreased 11% to $6.4 million due primarily to a $1.7 million decrease in prepayment fee income.

GAINS FROM MORTGAGE BANKING ACTIVITIES for the fourth quarter 2015 were $77.0 million compared to $71.9 million for the fourth quarter 2014, a 7% increase.   The  increase was primarily driven by the growth in loan originations coupled with an increase in the weighted average servicing fee on Fannie Mae loans originated during the quarter. LOAN ORIGINATION FEES were $40.9  million for the fourth quarter 2015 compared to $39.9 million for the fourth quarter 2014, a 3% increase. GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $36.1 million for the fourth quarter 2015 compared to $32.0 million for the fourth quarter 2014, a 13% increase.

SERVICING FEES were $30.5 million for the fourth quarter 2015 compared to $26.1 million for the fourth quarter 2014, a 17% increase, driven by the growth in the servicing portfolio.

NET WAREHOUSE INTEREST INCOME, which includes net interest earned on loans held for sale and loans held for investment (the Company’s on balance sheet interim loan portfolio), was $6.1 million for the fourth quarter 2015,  a 3% decrease from  $6.3 million for the fourth quarter 2014,  as the impact of growth in the average balance of loans held for investment was offset by a decline in the average spread earned on loans held for sale.

TOTAL EXPENSES were $87.5 million for the fourth quarter 2015 compared to $86.0 million for the fourth quarter 2014, a 2% increase.  Personnel costs increased slightly due to increased salaries from higher average headcount, which was partially offset by lower variable compensation costs. As a result, personnel expense for the fourth quarter 2015 increased just 1% to $49.2 million and, as a percentage of total revenues, decreased to 41% from 43% during the fourth quarter 2014.

PROVISION FOR CREDIT LOSSES was $1.1 million for the fourth quarter 2015 compared to $0.6 million for the fourth quarter 2014. The increase was related to the growth in the at risk servicing portfolio and the correlating increase to general reserves, partially offset by a decline in the portfolio of loans held for investment and the general reserves associated with it.  This net increase was not due to any specific credit event.

OPERATING MARGIN was 28% for the fourth quarter 2015 up from 24% for the fourth quarter 2014.  Increased scale in the business provided the lift in operating margin, as revenues grew at a faster pace than expenses.

ADJUSTED EBITDA was $29.0 million for the fourth quarter 2015 compared to $23.4 million for the fourth quarter 2014, a 24% increase. The increase was driven by significant growth in cash earnings such as servicing fees and investment sales revenues, partially offset by the increase in personnel expenses.

ANNUALIZED RETURN ON EQUITY was 17% for the fourth quarter 2015 up from 15% for the fourth quarter 2014, driven by the year-over-year increase in net income.

TOTAL TRANSACTION VOLUME for the fourth quarter 2015 was $4.7 billion, up 10% from $4.3 billion for the fourth quarter 2014.  Total transaction volume includes loan origination and investment sales volumes.  LOAN ORIGINATION VOLUME was up 1% from the fourth quarter 2014 to $4.3 billion. Loan originations with Freddie Mac were $1.9 billion, representing an increase of 24% from the fourth quarter 2014. Loan originations with Fannie Mae were $1.3 billion, a decrease of 12% from the fourth quarter 2014.   Brokered loan originations totaled $914.3 million, a 13% decrease from the fourth quarter 2014.  HUD loan originations totaled $175.1 million, a 38% increase from the fourth quarter 2014. Interim loan originations totaled $40.1 million, a 63% decrease from the fourth quarter 2014. Originations for the Company’s CMBS partnership were $29.5 million for the fourth quarter 2015, a 26% decrease from the fourth quarter 2014. INVESTMENT SALES VOLUME was $376.3 million for the fourth quarter 2015.

2015 OPERATING RESULTS

TOTAL REVENUES were $468.2 million for 2015 compared to $360.8 million for the prior year, a 30% increase. The increase was driven by a  31% increase in gains from mortgage banking activities and a  17% increase in servicing fees.  Other revenues increased 88% to $34.5 million largely due to fees received by investment sales of $9.3 million and year-over-year increases in prepayment fees and assumption fee income.

GAINS FROM MORTGAGE BANKING ACTIVITIES increased 31% to $290.5 million for 2015 compared to $222.0 million for the prior year, as both the level of lending activity and the profitability of those originations increased.  LOAN ORIGINATION FEES were $156.8 million for 2015 compared to $125.5 million for the prior year, a 25% increase.  MSRs were $133.6 million for 2015 compared to $96.5 million for the prior year, a 38% increase.

SERVICING FEES were $114.8 million, up 17% from $98.4 million from 2014, as a result of the 14% growth in the servicing portfolio.

NET WAREHOUSE INTEREST INCOME for 2015 was $24.0 million, up 37% from $17.5 million due to the increase in the average balances of loans held for sale and loans held for investment.

TOTAL EXPENSES for 2015 were $332.8 million, a 20% increase from $276.9 million in 2014 due to the overall growth of the platform. Personnel expenses as a percentage of total revenues for 2015 were 39% compared to 41% last year.

PROVISION FOR CREDIT LOSSES was $1.6  million in 2015 compared to $2.2 million in 2014.

OPERATING MARGIN for 2015 was 29% compared to an operating margin for 2014 of 23%.   Increased scale in the business year-over-year provided a lift to operating margin, as revenues grew at a faster pace than expenses.

ADJUSTED EBITDA was $124.3 million for 2015 compared to $84.8 million for 2014, a 47% increase.  The increase was driven by significant growth in cash earnings such as servicing fees, investment sales revenues, prepayment fee income, loan assumption fees and net interest income, partially offset by the increase in personnel expenses.

RETURN ON EQUITY was 19% for 2015 up from 13% for 2014, driven by the year-over-year increase in net income.

TOTAL TRANSACTION VOLUME for 2015 was  $17.8 billion, up 56% from $11.4 billion for 2014. LOAN ORIGINATION VOLUME for 2015 was $16.2 billion, up 43% from $11.4 billion in 2014.  The $4.9 billion increase in loan origination volume was driven primarily by a  74% increase in lending with Freddie Mac, a  51% increase in loans brokered through Capital Markets and a  25% increase in lending with Fannie Mae. In the first eight and a half months of investment sales operations on our platform, we achieved INVESTMENT SALES VOLUME of $1.5 billion.

STOCK BUYBACK PROGRAM

On February 9, 2016 the Company’s Board of Directors authorized the repurchase of up to $75.0 million of its outstanding common stock over a one year period.  Purchases made pursuant to the program will be made in the open market or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time. During 2014 and 2015 the Company repurchased  over 5 million shares of stock in two private transactions that were not part of a  stock buyback program. At January 31, 2016 the Company had 30.9 million shares outstanding.

SERVICING PORTFOLIO

The SERVICING PORTFOLIO totaled $50.2 billion at December 31, 2015, a 14% increase from $44.0 billion at December 31, 2014. During 2015, $6.2 billion in net loans were added to the servicing portfolio, the majority of which were Fannie Mae and Freddie Mac loans. The portfolio maintained a weighted average remaining term of 10 years while the WEIGHTED AVERAGE SERVICING FEE increased to 25 basis points from 24 basis points.

CREDIT QUALITY

The Company’s AT RISK SERVICING PORTFOLIO, which is comprised of loans subject to a defined risk-sharing formula, was $19.5 billion at December 31, 2015 compared to $17.4 billion at December 31, 2014.  There were no 60+ DAY DELINQUENCIES in the Company’s at risk servicing portfolio at December 31, 2015 compared to $16.6 million at December 31, 2014. Our at risk servicing portfolio does not contain any significant exposure to the energy sector, with the top 10 oil-dependent markets2 making up only 1% of the portfolio.

There were no NET WRITE-OFFS for the fourth quarter 2015 compared to $0.5 million for the fourth quarter 2014. For 2015, NET WRITE-OFFS totaled $0.8 million compared to $5.2 million in 2014.

The on-balance sheet INTERIM LOAN PORTFOLIO, which is comprised of loans for which we have full risk of loss, was $233.4 million at December 31, 2015 compared to $225.3 million at December 31, 2014.  All of our interim loans are current and performing at December 31, 2015.

PLATFORM GROWTH

Walker & Dunlop entered the multifamily investment sales business through an acquisition in April 2015.  The new investment sales platform contributed $1.5 billion in sales volume during 2015. In addition to our investment in Engler Financial Group, we have continued to build out Walker & Dunlop Investment Sales (WDIS).  We added one new team of investment sales professionals to the platform in Washington, DC during the fourth quarter, and we continue to actively pursue a number of other teams to expand the platform across the country.

At the beginning of 2016, the Company assumed 100% ownership of its CMBS lending platform, Walker & Dunlop Commercial Property Funding, LLC (WDCPF), that had operated as a joint venture with an affiliate of Fortress Investment Group LLC.  WDCPF closed  $309.5 million in CMBS loans during 2015, substantially all of which were contributed to three securitizations.

1  Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance.  For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

2  The top 10 oil-dependent markets as defined in the Fannie Mae Economics & Market Analysis, Multifamily Market Commentary, April 2015:  Odessa-Midland, TX, Lafayette, LA, Houma, LA, Greeley, CO, Corpus Christi, TX, Shreveport, LA, Bakersfield, CA, Abilene, TX, Anchorage, AK and Oklahoma City, OK

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, February 10, 2016 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (877)  876-9177 from within the United States or (785) 424-1666 from outside the United States and are asked to reference the Conference ID: WDQ415. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. Eastern time February 10, 2016 through February 24, 2016. Please call (800) 753-9197 from the United States or (402) 220-0689 from outside the United States. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate finance companies in the United States providing financing and investment sales  to owners of multifamily and commercial properties. Walker & Dunlop, which is included in the S&P SmallCap 600 Index, has over 500 professionals in 25 offices across the nation with an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (GAAP), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision for credit losses net of write-offs, stock-based incentive compensation charges, and non-cash revenues such as gains attributable to MSRs. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses; and

•	a better understanding of how management plans and measures the Company’s underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with net income.

For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ''may,'' ''will,'' ''should,'' ''expects,'' ''intends,'' ''plans,''

''anticipates,'' ''believes,'' ''estimates,'' ''predicts,'' or ''potential'' or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and or legislative changes to Freddie Mac, Fannie Mae or HUD, (3)  our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" in our most recent Annual Report on Form 10-K, as it may be updated or supplemented by our Quarterly Reports on Form 10-Q and our other filings with the SEC.  Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Senior Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2015 and 2014

(In thousands, except per share data)

	December 31,
	2015 (Unaudited)	2014
Assets
Cash and cash equivalents	$136,988	$113,354
Restricted cash	5,306	13,854
Pledged securities, at fair value	72,190	67,719
Loans held for sale, at fair value	2,499,111	1,072,116
Loans held for investment, net	231,493	223,059
Servicing fees and other receivables, net	23,844	23,234
Derivative assets	11,678	14,535
Mortgage servicing rights	412,348	375,907
Goodwill and other intangible assets	91,488	76,586
Other assets	30,545	29,026
Total assets	$3,514,991	$2,009,390

Liabilities
Accounts payable and other liabilities	$67,684	$60,635
Performance deposits from borrowers	5,112	13,668
Derivative liabilities	1,333	4,877
Guaranty obligation, net of accumulated amortization	27,570	24,975
Allowance for risk-sharing obligations	5,586	3,904
Deferred tax liabilities, net	101,425	84,506
Warehouse notes payable	2,649,470	1,214,279
Note payable	164,462	169,095
Total liabilities	$3,022,642	$1,575,939

Equity
Preferred shares, 50,000 authorized, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000; issued and outstanding 29,466 shares at December 31, 2015 and 31,822 shares at December 31, 2014	295	318
Additional paid-in capital	215,575	224,164
Retained earnings	272,030	208,969
Total stockholders’ equity	$487,900	$433,451
Noncontrolling interests	4,449	—
Total equity	$492,349	$433,451
Commitments and contingencies	—	—
Total liabilities and equity	$3,514,991	$2,009,390

Walker & Dunlop, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	For the three months ended		For the year ended
	December 31,		December 31,
	2015 (Unaudited)	2014 (Unaudited)	2015 (Unaudited)	2014
Revenues
Gains from mortgage banking activities	$76,986	$71,876	$290,466	$221,983
Servicing fees	30,530	26,073	114,757	98,414
Net warehouse interest income, loans held for sale	3,477	4,403	14,541	11,343
Net warehouse interest income, loans held for investment	2,659	1,914	9,419	6,151
Escrow earnings and other interest income	1,350	1,204	4,473	4,526
Other	6,363	7,128	34,542	18,355
Total revenues	$121,365	$112,598	$468,198	$360,772

Expenses
Personnel	$49,224	$48,867	$184,590	$149,374
Amortization and depreciation	24,017	22,555	96,193	79,367
Amortization of intangible assets	368	209	1,980	771
Provision for credit losses	1,068	611	1,644	2,206
Interest expense on corporate debt	2,485	2,525	9,918	10,311
Other operating expenses	10,331	11,254	38,507	34,831
Total expenses	$87,493	$86,021	$332,832	$276,860
Income from operations	$33,872	$26,577	$135,366	$83,912
Income tax expense	13,592	10,326	52,771	32,490
Net income before noncontrolling interests	$20,280	$16,251	$82,595	$51,422
Net income (loss) from noncontrolling interests	(131)	—	467	—
Walker & Dunlop net income	$20,411	$16,251	$82,128	$51,422

Basic earnings per share	$0.70	$0.51	$2.76	$1.60
Diluted earnings per share	$0.67	$0.50	$2.65	$1.58

Basic weighted average shares outstanding	29,310	31,818	29,754	32,210
Diluted weighted average shares outstanding	30,610	32,505	30,949	32,624

SUPPLEMENTAL OPERATING DATA

Unaudited

	For the three months ended		For the year ended
	December 31,		December 31,
(in thousands; except per share data)	2015	2014	2015	2014
Transaction Volume:
Loan Origination Volume by Product Type
Fannie Mae	$1,254,692	$1,426,533	$5,012,790	$4,000,278
Freddie Mac	1,896,245	1,525,458	6,326,471	3,626,276
Ginnie Mae - HUD	175,133	126,896	592,026	704,496
Brokered (1)	914,299	1,046,955	3,937,309	2,607,346
Interim Loans	40,125	109,874	185,075	339,802
CMBS (2)	29,475	39,735	184,998	89,508
Total Loan Origination Volume	$4,309,969	$4,275,451	$16,238,669	$11,367,706
Investment Sales Volume	376,314	—	1,520,079	—
Total Transaction Volume	$4,686,283	$4,275,451	$17,758,748	$11,367,706

Key Performance Metrics:
Operating margin	28%	24%	29%	23%
Return on equity	17%	15%	19%	13%
Walker & Dunlop net income	$20,411	$16,251	$82,128	$51,422
Adjusted EBITDA (3)	$28,988	$23,406	$124,279	$84,804
Diluted EPS	$0.67	$0.50	$2.65	$1.58

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	41%	43%	39%	41%
Other operating expenses	9%	10%	8%	10%

Key Origination Metrics (as a percentage of loan origination volume):
Origination related fees	0.95%	0.93%	0.97%	1.10%
Gains attributable to MSRs	0.84%	0.75%	0.82%	0.85%
Gains attributable to MSRs, as a percentage of GSE and HUD origination volume (4)	1.09%	1.04%	1.12%	1.16%

	As of December 31,
Servicing Portfolio by Product:	2015	2014
Fannie Mae	$22,915,088	$20,521,425
Freddie Mac	17,810,007	12,916,705
Ginnie Mae - HUD	5,657,809	5,828,981
Brokered (1)	3,171,675	4,423,396
Interim Loans	233,370	225,318
CMBS (5)	424,315	116,065
Total Servicing Portfolio	$50,212,264	$44,031,890

Key Servicing Metric (end of period):
Weighted-average servicing fee rate	0.25%	0.24%

(1)	Brokered transactions for commercial mortgage backed securities, life insurance companies, and commercial banks.
(2)	Brokered transactions for our CMBS partnership. For the three months and year ended December 31, 2015, the CMBS partnership's loan originations totaled $88.4 million and $309.5 million, respectively
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)

The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of GSE and HUD volume. No MSRs are recorded for “brokered” transactions or interim loan portfolio originations.

(5)	All loans originated by our CMBS partnership, whether brokered by us or not, are serviced by us.

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

	For the three months ended		For the year ended
	December 31,		December 31,
(in thousands)	2015	2014	2015	2014
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$20,411	$16,251	$82,128	$51,422
Recurring Adjustments:
Income tax expense	13,592	10,326	52,771	32,490
Interest expense	2,485	2,525	9,918	10,311
Amortization and depreciation	24,017	22,555	96,193	79,367
Amortization of intangible assets	368	209	1,980	771
Provision for credit losses	1,068	611	1,644	2,206
Net write-offs	—	(506)	(808)	(5,242)
Stock compensation expense	3,187	3,481	14,084	9,994
Gains attributable to mortgage servicing rights (1)	(36,140)	(32,046)	(133,631)	(96,515)
Adjusted EBITDA	$28,988	$23,406	$124,279	$84,804

(1)	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.

Key Credit Metrics

Unaudited

	As of and for the three months ended		As of and for the year ended
	December 31,		December 31,
(dollars in thousands)	2015	2014	2015	2014
Key Credit Metrics
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$17,180,577	$15,116,490	$17,180,577	$15,116,490
Fannie Mae Modified Risk	4,970,569	4,747,015	4,970,569	4,747,015
Freddie Mac Modified Risk	53,506	53,635	53,506	53,635
GNMA - HUD Full Risk	4,585	4,728	4,585	4,728
Total risk-sharing servicing portfolio	$22,209,237	$19,921,868	$22,209,237	$19,921,868

Non risk-sharing servicing portfolio:
Fannie Mae No Risk	$763,942	$657,920	$763,942	$657,920
Freddie Mac No Risk	17,756,501	12,863,070	17,756,501	12,863,070
GNMA - HUD No Risk	5,653,224	5,824,253	5,653,224	5,824,253
Brokered	3,171,675	4,423,396	3,171,675	4,423,396
CMBS	424,315	116,065	424,315	116,065
Total non risk-sharing servicing portfolio	$27,769,657	$23,884,704	$27,769,657	$23,884,704

Total loans serviced for others	$49,978,894	$43,806,572	$49,978,894	$43,806,572

Interim loans (full risk) servicing portfolio	233,370	225,318	233,370	225,318

Total servicing portfolio unpaid principal balance	$50,212,264	$44,031,890	$50,212,264	$44,031,890

At risk servicing portfolio (1)	$19,544,422	$17,393,870	$19,544,422	$17,393,870
Maximum exposure to at risk portfolio (2)	4,062,971	4,072,911	4,062,971	4,072,911
60+ Day delinquencies, within at risk portfolio	—	16,610	—	16,610
At risk loan balances associated with allowance for risk-sharing obligations	$16,884	$25,609	$16,884	$25,609

Allowance for risk-sharing obligations:
Beginning balance	$3,304	$3,871	$3,904	$7,363
Provision for risk-sharing obligations	1,472	539	1,680	1,783
Net write-offs	—	(506)	(808)	(5,242)
Other	810	—	810	—
Ending balance	$5,586	$3,904	$5,586	$3,904

60+ Day delinquencies as a percentage of the at risk portfolio	0.00%	0.10%	0.00%	0.10%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.03%	0.02%	0.03%	0.02%
Net write-offs as a percentage of the at risk portfolio	0.00%	0.00%	0.00%	0.03%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	33.08%	15.24%	33.08%	15.24%
Allowance for risk-sharing as a percentage of maximum exposure	0.14%	0.10%	0.14%	0.10%
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.82%	0.71%	0.82%	0.71%

(1)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial balance of Freddie Mac and GNMA-HUD loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)

Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.